Exhibit 10.17

June 18,2001

Ms. Lisa Kranc
<ADDRESS>>
<<CITY>>, <<STATE>> <<ZIP>>

Dear Lisa,

On behalf of AutoZone I am delighted to confirm our offer to you for the role of Senior Vice President Marketing.

Our offer includes a base salary of $220,000 per annum plus an annual bonus target of 60% of your base salary. You will be eligible for a performance and salary review at the end of fiscal 2002. Actual bonus awards for Fiscal 2002 will be determined by the achievement of pre-defined Company objectives. Bonus targets can therefore be less than target, but they can also exceed targets based on above plan performance. For Fiscal 2001, which ends at the end of August, your bonus will be prorated based on the period of actual service.

Subject to the approval of the Compensation Committee of the Board of Directors, you will receive an initial stock option grant of 25,000 options. These options will be presented for grant no later than the October 2, 2001 meeting of the Compensation Committee. Thereafter, on an annual basis beginning on or around October of 2002 subsequent grants will be determined by pre-defined performance achievements and the established annual range of options. All stock options grants are made by and subject to the approval of the Compensation Committee or our Board of Directors. Notwithstanding, any and all Plans are subject to change or may be discontinued at any time.

Copies of our current Bonus Plan and Stock Option Incentive Plan are included for your review, however as we discussed, these are under review and new plans should be finalized at our October 2001 Board of Directors meeting.

Our offer of employment also includes relocation support, which includes coverage for the home sale and purchase transaction costs, personal goods shipment, and suitable temporary housing. We will also include a one-time miscellaneous gross payment of $10,000.

You will be eligible to participate in AutoZone's full group benefits and save-up programs, which include medical, dental, vision, life and disability coverage along with a qualified pension and 401(k) program.

Your employment at AutoZone is "at will" and terminable at any time. In the event of any non-cause related termination requested by AutoZone, we will pay you severance equal to your base salary, which severance shall to be paid out pro-rata in regular pay cycles.

Lisa, the entire Executive Committee is enthusiastic about the possibility of you joining our team. I am personally looking forward to your positive response and to working with you in the near future. Please feel free to call Daisy or me to address any questions you may have.

Sincerely,

/s/ Steve Odland
Steve Odland
Chairman, President, and Chief Executive Officer